EXHIBIT 23.2

Consent of James C. Marshall, CPA, P.C., Independent Public Accountants

We hereby consent to the use in the Registration Statement on Amendment No. 1 to Form SB-2 of our report dated April 14, 2003 relating to the consolidated statements of financial condition of Quiet Tiger, Inc. as of December 31, 2002 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/  James C. Marshall, CPA, P.C.
     Certified Public Accountants

     July 13, 2004